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EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE


   TELEX COMMUNICATIONS, INC. ANNOUNCES SATISFACTION OF TENDER AND CONSENT CONDITION AND CERTAIN OTHER MATTERS WITH RESPECT TO ITS DEBT REFINANCING

MINNEAPOLIS, Minnesota, November 4, 2003 - Telex Communications, Inc. (the "Company") announced today that, in connection with its current refinancing of its existing indebtedness, (i) 97.1% of the Company's 13% Senior Subordinated Discount Notes due 2006 (the "Existing Notes") have been tendered in exchange for 13% Senior Subordinated Discount Notes due 2009 (the "Senior Subordinated Notes") to be issued by Telex Communications Intermediate Holdings, LLC ("Intermediate Holdings"), a newly formed subsidiary of the Company, (ii) the Minimum Tender and Consent Condition has been satisfied with respect to the Company's exchange offer for the Existing Notes and tendering holders may no longer revoke their tenders and consents, and (iii) Telex Newco, Inc. ("Newco"), a newly-formed subsidiary of Intermediate Holdings which will be renamed Telex Communications, Inc., will complete its offering of $125 million aggregate principal amount of 11 1/2% Senior Secured Notes due 2008 (the "Senior Secured Notes") on November 19, 2003. In accordance with its terms, the exchange offer for the Existing Notes will remain open until 5:00 p.m. New York time on November 18, 2003. Any holders validly tendering Existing Notes subsequent to 5:00 p.m. New York time on November 3, 2003 will not be entitled to receive a consent fee.

The offerings will be made solely by means of private placements to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), accredited investors pursuant to Regulation D under the Securities Act or to certain persons in offshore transactions pursuant to Regulation S under the Securities Act.

Neither the Senior Subordinated Notes nor the Senior Secured Notes have been or will be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Release shall not constitute an offer to sell or an offer to buy the securities.

Forward-looking statements in this Release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause Intermediate Holdings or Newco not to issue the above-mentioned securities, including the impact of changes in economic conditions, political events, unfavorable interest rates and other risk factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

The Company is a worldwide industry leader in the design, manufacture and marketing of audio and communications products and systems to commercial, professional and industrial customers. The Company's product lines include sophisticated loudspeaker systems, wired and wireless intercom systems, mixing consoles, digital audio duplication products, amplifiers, wired and wireless microphones, military and aviation products, land mobile communication systems, wireless assistive listening systems and other related products. The Company markets over 30 product lines that span the professional audio and communications sectors.

Contact:


Gregory Richter
Chief Financial Officer
12000 Portland Avenue South
Burnsville, MN  55337

Tel: (952)-736-4254
E-mail:  greg.richter@telex.com



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